As filed with the Securities and Exchange Commission on January 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIVERBED TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	03-0448754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

199 Fremont Street

San Francisco, CA 94105

(Address of principal executive offices)

OPNET Technologies, Inc. Amended and Restated 2000 Stock Incentive Plan

Riverbed Technology, Inc. 2012 Stock Incentive Plan

(Full title of the plans)

Jerry M. Kennelly

Chief Executive Officer

RIVERBED TECHNOLOGY, INC.

199 Fremont Street

San Francisco, CA 94105

(Name and address of agent for service)

(415) 247-8800

(Telephone number, including area code, of agent for service)

Copy to:

David J. Segre, Esq.

Richard C. Blake, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value
— to be issued under the OPNET Technologies, Inc. Amended and Restated 2000 Stock Incentive Plan	43,828 (2)	$4.28 (4)	$187,583.84	$25.59
— to be issued under the Riverbed Technology, Inc. 2012 Stock Incentive Plan	6,659,473 (3)	$19.47 (5)	$129,659,939.31	$17,685.62
TOTAL	6,703,301		$129,847,523.15	$17,711.21

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of Riverbed Technology Inc. (the “Registrant”) that become issuable under the OPNET Technologies, Inc. Amended and Restated 2000 Stock Incentive Plan (the “OPNET 2000 Plan”) and the Riverbed Technology, Inc. 2012 Stock Incentive Plan (the “Riverbed 2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Riverbed Technology, Inc.
(2)	Pursuant to an Agreement and Plan of Merger dated as of October 28, 2012 (the “Merger Agreement”), by and among the Registrant, Octagon Acquisition Corp., and OPNET Technologies, Inc. (“OPNET”), the Registrant assumed certain outstanding options to purchase common stock of OPNET granted under the OPNET 2000 Plan, and such options became exercisable to purchase shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares and exercise price of each assumed option pursuant to the Merger Agreement.
(3)	Pursuant to the Merger Agreement, the Registrant assumed the Riverbed 2012 Plan (previously the OPNET Technologies, Inc. 2010 Stock Incentive Plan), including all outstanding shares of restricted stock, all outstanding restricted stock units, and all shares available for future issuance under the Riverbed 2012 Plan (including 1,631,762 shares of the Registrant’s common stock pursuant to an automatic annual increase on January 2, 2013 to the number of shares of the Registrant’s common stock reserved for issuance under the Riverbed 2012 Plan, which annual increase is provided for in the Riverbed 2012 Plan), and all of such securities became issuable for shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares pursuant to the Merger Agreement.
(4)	The Proposed Maximum Offering Price Per Share has been estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the weighted average exercise price of the options assumed under the OPNET 2000 Plan.
(5)	The Proposed Maximum Offering Price Per Share has been estimated solely for purposes of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act. The estimated exercise price of $19.47 was computed in accordance with Rule 457, based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the NASDAQ Global Select Market on December 24, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Riverbed Technology, Inc. (the “Registrant”) with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission on February 10, 2012, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed on April 30, 2012, July 27, 2012 and October 25, 2012, respectively;

(3) The Current Reports on Form 8-K, filed on February 6, 2012, June 1, 2012, October 29, 2012, November 28, 2012 and December 18, 2012;

(4) The Proxy Statement for 2012 Annual Meeting of Stockholders, filed on April 19, 2012; and

(5) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 15, 2006, as amended on September 19, 2006, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

The Registrant’s restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify the Registrant’s directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on the Registrant’s behalf. The Registrant’s amended and restated bylaws provide that the Registrant shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize the Registrant to indemnify any of the Registrant’s employees or agents and permit the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers and certain other key employees. The form of agreement provides that the Registrant will indemnify each of the Registrant’s directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of the Registrant’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Registrant’s restated certificate of incorporation and the Registrant’s amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, the Registrant will advance all expenses incurred by the Registrant’s directors, executive officers and such other key employees in connection with a legal proceeding.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of Registrant’s Form S-1 Registration No. 333-133437)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed with the SEC on February 22, 2011)

4.3	OPNET Technologies, Inc. Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of OPNET’s Quarterly Report on Form 10-Q for the period ended September 30, 2001 as filed with the SEC on November 14, 2001)

4.4	Riverbed Technology, Inc. 2012 Stock Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 2nd day of January, 2013.

RIVERBED TECHNOLOGY, INC.

By:	/S/ JERRY M. KENNELLY
Jerry M. Kennelly
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Randy S. Gottfried and Brett A. Nissenberg, or either of them, as his lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JERRY M. KENNELLY Jerry M. Kennelly	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 2, 2013

/s/ RANDY S. GOTTFRIED Randy S. Gottfried	Chief Financial Officer and Chief Operating Officer (Principal Accounting and Financial Officer)	January 2, 2013

/s/ MICHAEL BOUSTRIDGE Michael Boustridge	Director	January 2, 2013

/s/ MARK A. FLOYD Mark A. Floyd	Director	January 2, 2013

/s/ MICHAEL R. KOUREY Michael R. Kourey	Director	January 2, 2013

/s/ MARK LEWIS Mark Lewis	Director	January 2, 2013

/s/ STEVEN MCCANNE Steven McCanne, Ph.D.	Director	January 2, 2013

/s/ CHRISTOPHER J. SCHAEPE Christopher J. Schaepe	Director	January 2, 2013

/s/ JAMES R. SWARTZ James R. Swartz	Director	January 2, 2013

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of Registrant’s Form S-1 Registration No. 333-133437)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed with the SEC on February 22, 2011)

4.3	OPNET Technologies, Inc. Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of OPNET’s Quarterly Report on Form 10-Q for the period ended September 30, 2001 as filed with the SEC on November 14, 2001)

4.4	Riverbed Technology, Inc. 2012 Stock Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1)

24.1	Power of Attorney (see page II-5)